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                                                                    Exhibit 99.1
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Sunstone Stockholders Approve Merger


     SAN CLEMENTE, Calif., November 17 -- Sunstone Hotel Investors, Inc. (NYSE:
SSI) today announced that its stockholders approved its previously announced merger with SHP Acquisition, L.L.C., an affiliate of Westbrook Partners and certain members of Sunstone's senior management. Approximately 96.8% of the votes cast voted in favor of the transaction, which represents approximately 70.1% of the shares of Sunstone's common and preferred stock (Sunstone's preferred stock votes with Sunstone's common stock on an as-converted basis).

     Under the terms of the merger agreement, Sunstone common stockholders will receive $10.35 in cash per share of common stock, subject to adjustments which the Company currently estimates will increase the merger consideration to between $10.37 to $10.38 per share. The actual amount of the adjustments will be determined in connection with the closing of the merger, which Sunstone anticipates will occur within the next three business days. The adjustments are described in detail in the Company's Proxy Statement dated October 19, 1999 relating to the merger.

     Limited partners in Sunstone Investors, L.P. had the right to elect to receive per OP unit the same cash consideration payable to the common stockholders or an equity interest in SHP Acquisition, L.L.C.

     Sunstone owns 59 luxury, upscale and midpriced hotels throughout 8 states in the Mountain and Pacific regions and Rochester, Minnesota, containing 10,525 guest rooms.